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                                                                   EXHIBIT 99.1

                                MedPartners, Inc.
                       1998 New Employee Stock Option Plan

ARTICLE 1. ESTABLISHMENT, OBJECTIVES AND DURATION

1.1 ESTABLISHMENT OF THE PLAN. MedPartners, Inc., a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes a compensation plan to be known as the "MedPartners, Inc. 1998 New Employee Stock Option Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Options and is intended to fit within the exception to the New York Stock Exchange's shareholder approval requirement for options issued as a material inducement to entering into an employment contract with the Company set forth in section 312.03(a)(3) of the New York Stock Exchange Listed Company Manual as of the date hereof.

The Plan shall become effective as of August 6, 1998 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through the use of stock options, which are consistent with the Company's objectives and which link the interests of Participants to those of the Company's stockholders; to provide Participants with an inducement for excellence in individual performance; to promote teamwork among Participants; and to induce individuals to join the Company and execute employment agreements with the Company.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors or the Committee to amend or terminate the Plan at any time pursuant to Article 11 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.


ARTICLE 2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 "AFFILIATE" means a "parent corporation" or "subsidiary corporation" as defined in Section 424 of the Code.

2.2 "AWARD" means, individually or collectively, a grant under this Plan of Options.

2.3 "AWARD AGREEMENT" means either (i) an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan or (ii) a certificate executed by the Company and delivered to the Participant evidencing and setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4 "BENEFICIAL OWNER" OR "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5      "BOARD" OR "BOARD OF DIRECTORS" means the Board of Directors of the
Company.

2.6 "CAUSE" shall be determined by the Committee, exercising good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

   (a) The willful and continued failure by the Participant to substantially perform his duties (other than any such failure resulting from the Participant's Disability) after a written demand for substantial performance is delivered by the Committee to the Participant that specifically identifies the manner in which the Committee believes that the
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Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within 30 calendar days of receiving such notice; or

   (b) The Participant's conviction for committing an act of fraud, embezzlement, theft or another act constituting a felony; or

   (c) The willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Company, as determined by the Committee. However, no act or failure to act on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

2.7 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

   (a) The acquisition by any Person of Beneficial Ownership of 20% or more of either (i) the then outstanding shares of Common Stock of the Company, or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the selection of Directors; provided, however, that for purposes of this subsection, the following transactions shall not constitute a Change of Control: (A) any acquisition directly from the Company through a public offering of shares of Common Stock of the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below;

   (b) The cessation, for any reason, of the individuals who constitute the Company's Board of Directors as of the date hereof ("Incumbent Board") to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a Director following the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs because of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board of Directors;

   (c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Common Stock of the Company and the outstanding voting securities of the Company immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Common Stock and the outstanding voting securities of the Company, as the case may be;
(ii) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company's Board of Directors at the time of the execution of the initial agreement, or of the action of the Company's Board of Directors, providing for such Business Combination;

   (d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

   (e) Any other condition or event (i) that the Committee determines to be a "Change in Control" within the meaning of this Section 2.7 and (ii) that is set forth as a supplement to this Section 2.7 in the Award Agreement.
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2.8      "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

2.9 "COMMITTEE" means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

2.10     "COMMON STOCK" means MedPartners, Inc. common stock, $.001 par value.

2.11 "COMPANY" means MedPartners, Inc., and also means any corporation of which a majority of the voting capital stock is owned directly or indirectly by MedPartners, Inc. or by any of its Subsidiaries, and any other corporation designated by the Committee as being a Company hereunder (but only during the period of such ownership or designation).

2.12 "DIRECTOR" means any individual who is a member of the Board of Directors of MedPartners, Inc.

2.13     "DISABILITY", as applied to a Participant, means that the Participant
(a) has established to the satisfaction of the Committee that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of Section 22(e)(3) of the Code), and (b) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

2.14     "EFFECTIVE DATE" shall have the meaning ascribed to such term in
Section 1.1 hereof.

2.15 "ELIGIBLE PERSON" shall mean a person not previously employed by the Company, whose grant of an Award is a material inducement to his/her entering into an employment contract with the Company.

2.16     "EMPLOYEE" means any officer or employee of the Company.

2.17 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18 "FAIR MARKET VALUE" Except as otherwise determined by the Committee, the "Fair Market Value" of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock as reported on The National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (the "Composite Tape"), on the applicable date or, if no sales of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date the Common Stock was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable).

2.19 "IMMEDIATE FAMILY MEMBERS" means the spouse, children and grandchildren of a Participant.

2.20 "INSIDER" shall mean an individual who is, on the relevant date, a Director, a 10% Beneficial Owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act or an officer of the Company, as defined under Section 16 of the Exchange Act and as determined by the Board of Directors from time to time.

2.21 "NONEMPLOYEE DIRECTOR" means an individual who is a member of the Board of Directors of the Company but who is not an Employee of the Company.

2.22 "OPTION" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.23 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.24 "PARTICIPANT" means an Eligible Person who has outstanding an Award granted under the Plan.
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2.25     "PERSON" shall have the meaning ascribed to such term in Section
3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

2.26     "PLAN" means the MedPartners, Inc. 1998 New Employee Stock Option Plan.

2.27 "SHARES" means Common Stock of MedPartners, Inc., par value $.001 per share.

2.28 "SUBSIDIARY" means any corporation, partnership, joint venture or other entity in which the Company has a majority voting interest.


ARTICLE 3. ADMINISTRATION

3.1 THE COMMITTEE. The Plan shall be administered by the Committee, or by any other committee appointed by the Board, which Committee shall consist solely of two or more "Nonemployee Directors" within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Participants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner not inconsistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend or waive rules and regulations for the Plan's administration as they apply to Participants; alter, amend, suspend or terminate the Plan in whole or in part; and (subject to the provisions of Article 11 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, as the Plan applies to Employees. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants and their estates and beneficiaries.

3.4 COSTS OF PLAN. The costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.


ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be Four Million (4,000,000).

Shares issued upon exercise of Options under the Plan may be either authorized but unissued Shares or Shares reacquired by the Company. If, on or prior to the termination of the Plan, an Award granted thereunder expires or is terminated for any reason without having been exercised or vested in full, the unpurchased or unvested Shares covered thereby will again become available for the grant of Awards under the Plan. Shares covered by Options surrendered in connection with the exercise of other Options shall not be deemed to have been exercised and shall again become available for the grant of awards under the Plan.

4.2 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property (excluding cash dividends) of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, an adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to
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prevent dilution or enlargement of rights; provided, however, that the number of
Shares subject to any Award shall always be a whole number.


ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1 ELIGIBILITY. All Eligible Persons are eligible to participate in this Plan.

5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award.


ARTICLE 6. STOCK OPTIONS

6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Persons in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify that the Option is intended to be a nonqualified stock option whose grant is intended not to fall under the provisions of Code Section 422.

6.3 OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be at least equal to 100% of the Fair Market Value of a Share on the date the Option is granted.

6.4 VESTING OF OPTIONS. Unless otherwise designated by the Committee, each Option granted pursuant to the Plan shall vest as follows:

   (a)   34% of the Options granted shall vest on the Option grant date;

   (b) 33% of the Options granted shall vest on each of the first anniversary and second anniversary of the Option grant date; provided, however, that if during the first year after the Option grant date, the stock price of the Company's common stock closes at or above $12.00 for any twenty (20) out of thirty (30) consecutive trading days, the 33% of the Options due to vest on the first anniversary of the Option grant date shall vest immediately at the end of such 20th day; and, provided further, that if during the second year after the Option grant date, the stock price of the Company's common stock closes at or above $18.00 for any twenty (20) out of thirty (30) consecutive trading days, the 33% of Options due to vest on the second anniversary of the Option grant date shall vest immediately at the end of such 20th day.

6.5 DURATION OF OPTIONS. Each Option granted to an Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary date of its grant.

6.6 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.7 PAYMENT. Options granted under this Article 6 shall be exercised in accordance with rules and procedures established by the Committee or, in the absence of such rules and procedures, (i) in accordance with the Award Agreement or (ii) by the delivery of a proper notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised.

No shares of Common Stock shall be issued on the exercise of an Option unless the Option Price is paid for in full at the time of exercise. Payment shall be made in cash, check in a form acceptable to the Company or other instrument acceptable to the Company. In addition, subject to compliance with applicable laws and regulations and such conditions as the Committee may impose, the Committee may elect to accept payment in shares of Common Stock of the Company
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which are already owned by the Participant, valued at the Fair Market Value thereof on the date of exercise. The Committee may also allow a Participant to exercise an Option by use of proceeds to be received from the sale of Common Stock issuable pursuant to the Option being exercised. Moreover, the Committee, acting in its absolute discretion, may authorize payment in any combination of the foregoing payment options, and the Committee, acting in its absolute discretion, may, subject to the applicable provisions of Delaware law, elect to accept payment in the form of a note acceptable to the Committee or in the form of any other property acceptable to the Committee.

As soon as practicable after receipt of proper notification of exercise and full payment, the Company, if requested by the Participant shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.8 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9 TERMINATION OF EMPLOYMENT. Unless otherwise designated by the Committee, each Option, to the extent it has not been previously exercised, shall terminate upon the earliest to occur of: (a) the expiration of the Option period set forth in the Option Award Agreement; (b) the expiration of 12 months following the Participant's death or Disability; (c) immediately upon termination for Cause; or (d) the expiration of 90 days following the Participant's termination of employment for any reason other than Cause, Change in Control, death, or Disability.

6.10 TRANSFERABILITY OF OPTIONS. To the extent not prohibited by any statute, rule or regulation applicable to the Plan, the Options, or the registration with the Securities and Exchange Commission of the Common Stock to be issued upon exercise of the Options, the Committee may, in its discretion, authorize all or a portion of Options granted to a Participant to be on terms which permit transfer by such Participant to (i) Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or
(iii) a partnership in which such Immediate Family Members are the only partners, provided that (A) there may be no consideration for any such transfer,
(B) the Award Agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (C) subsequent transfers of transferred Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in this Section 6.9. Notwithstanding the foregoing, should the Committee provide that Options granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the Option. In the event of a transfer, as set forth above, the original Participant is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such Options.


ARTICLE 7. BENEFICIARY DESIGNATION

A Participant under the Plan may make written designation of a beneficiary on forms prescribed by and filed with the Corporate Secretary of the Company. Such beneficiary or, if no such designation of any beneficiary has been made, the legal representative of such Participant or such other person entitled thereto as determined by a court of competent jurisdiction, may exercise, in accordance with and subject to the provisions of Article 6, any unterminated and unexpired Option granted to such Participant to the same extent that the Participant himself could have exercised such Option were he alive or able; provided, however, that no Option granted under the Plan shall be exercisable for more Shares than the Participant could have purchased thereunder on the date his employment by, or other relationship with, the Company and its Subsidiaries was terminated.
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ARTICLE 8. RIGHTS OF EMPLOYEES

8.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2 PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.


ARTICLE 9. CHANGE IN CONTROL

9.1 TREATMENT OF OUTSTANDING AWARDS. Except as may otherwise be provided in the applicable Award Agreement and unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, upon the occurrence of a Change in Control, any Option granted hereunder shall become immediately exercisable, and shall remain exercisable throughout its term.

9.2 TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE IN CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 9 may not be terminated, amended or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards.


ARTICLE 10.       SALE OF BUSINESS UNIT OF COMPANY

The Committee, in connection with the sale of any Subsidiary, Affiliate, division or other business unit of the Company, may, within the Committee's sole and absolute discretion, cause any or all Options granted hereunder to Participants whose Options or rights under Options will be adversely affected by such transaction (a) to become immediately exercisable, or (b) to remain exercisable after such transaction for such period as the Committee deems appropriate under the circumstances, or both (a) and (b). The provisions of this
Article 10 and the actions of the Committee taken pursuant to this Article 10 shall be effective upon action of the Committee alone, without amendment to any Award Agreement or the consent of any Participant.


ARTICLE 11.       AMENDMENT, MODIFICATION AND TERMINATION

11.1 AMENDMENT, MODIFICATION AND TERMINATION. Subject to Section 9.2 of this Plan, the Board or the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

Notwithstanding the foregoing, neither the Company nor the Board or Committee on its behalf may cancel outstanding Awards and issue substitute Awards in replacement thereof, reduce the exercise price of any outstanding Options or alter the class of participants in the Plan without stockholder approval.

11.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. Subject to Section 9.2 of this Plan, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

11.3 AWARDS PREVIOUSLY GRANTED. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
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ARTICLE 12.       WITHHOLDING

12.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

12.2 SHARE WITHHOLDING. To the extent provided by the Committee, a Participant may elect to have any distribution to be made under this Plan to be withheld or to surrender to the Company shares of Common Stock already owned by the Participant to fulfill any tax withholding obligation.


ARTICLE 13.       INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


ARTICLE 14.       SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.


ARTICLE 15.       LEGAL CONSTRUCTION

15.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and, the singular shall include the plural.

15.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.4 SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

15.5 GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.